UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CTT PHARMACEUTICAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	11-3763974
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1646 W Snow Avenue Suite 138

Tampa, FL 33606

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act: None

Title of each class to be so registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.0001 per share

Item 1. Description of Registrants Securities to be Registered.

Common Stock

Our Common Stock is traded on OTCQB under the symbol “CTTH.” The transfer agent for our Common Stock is VStock Transfer, LLC, located at 18 Lafayette Place Woodmere, New York 11598.

Voting, Dividend and Other Rights. Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of Common Stock have no cumulative voting, preemptive, subscription or conversion rights. All shares of Common Stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our Common Stock. Our declaration of any cash dividends in the future will depend on our Board of Directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the Common Stock in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of Common Stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of one-half (50.00%) of the voting power of the shares issued and outstanding and entitled to vote at a meeting of stockholders constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The Common Stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of Common Stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation, as Amended, and Our Bylaws

Our certificate of incorporation and our Bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, may discourage coercive takeover practices and inadequate takeover bids. These provisions also may encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock. As discussed above, our Board of Directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in our control or management.

2

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	Prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;
•	Upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	At or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

The provisions of Delaware law and the provisions of our certificate of incorporation and Bylaws, as amended, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

3

Item 2. Exhibits

Exhibit Number	Description

3.1	Certificate of Incorporation filed on November 6, 1996 with the Delaware Secretary of State Incorporated by reference to like numbered exhibit to the Registrant’s Registration Statement on Form S-1 number 333-292497.

3.2	Certificate of Ownership and Merger of Hi-Plains Energy Corp. (a Wyoming corporation) into Winchester Mining Corporation (a Delaware corporation) Incorporated by reference to like numbered exhibit to the Registrant’s Registration Statement on Form S-1 number 333-292497.

3.3	Certificate of Ownership and Merger of the Company, dated April 28, 2002 and filed with the Delaware Secretary of State on May 1, 2002 in which the Company is the surviving entity, which changed the name of the Company to "Industrial Minerals, Inc." Incorporated by reference to like numbered exhibit to the Registrant’s Registration Statement on Form S-1 number 333-292497.

3.4	Certificate of Amendment to the Articles of Incorporation of the Company dated May 28, 2003 and filed with the Delaware Secretary of State on June 13, 2003 effecting a two to one forward stock split Incorporated by reference to like numbered exhibit to the Registrant’s Registration Statement on Form S-1 number 333-292497.

3.5	Certificate of Amendment to the Certificate of Incorporation of the Company, dated September 3, 2004 and filed with the Delaware Secretary of State on September 9, 2004 changing the capitalization of the Company to authorize 200,000,000 shares of common stock, par value $0.0001 and to affect a 3:2 forward stock split Incorporated by reference to like numbered exhibit to the Registrant’s Registration Statement on Form S-1 number 333-292497.

3.6	First Amended and Restated Certificate of Incorporation of Industrial Minerals, Inc. Incorporated by reference to like numbered exhibit to the Registrant’s Registration Statement on Form S-1 number 333-292497.

3.7	Certificate of Amendment to Certificate of Incorporation of Mindesta Inc. (dated November 26, 2014) Incorporated by reference to like numbered exhibit to the Registrant’s Registration Statement on Form S-1 number 333-292497.

3.8	Certificate of Amendment to Certificate of Incorporation of Mindesta Inc. (dated July 20, 2015) Incorporated by reference to like numbered exhibit to the Registrant’s Registration Statement on Form S-1 number 333-292497.

3.9	Certificate of Amendment of Certificate of Incorporation of the Company, dated January 28, 2025 and filed with the Delaware Secretary of State on January 28, 2025 Incorporated by reference to like numbered exhibit to the Registrant’s Registration Statement on Form S-1 number 333-292497.

3.10	Amended and Restated By-Laws Incorporated by reference to like numbered exhibit to the Registrant’s Registration Statement on Form S-1 number 333-292497.

4

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CTT Pharmaceutical Holdings, Inc.

Date: October 13, 2026	By:	/s/ Ryan Khouri
Ryan Khouri, CEO

5